Exhibit 10.2

THIRD AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. RETIREMENT PLAN
(as amended and restated effective as of January 1, 2012)

WHEREAS, pursuant to Section 10.1 of the Minerals Technologies Inc. Retirement Plan, as amended and restated effective as of January 1, 2012 (the "Plan"),  the Retirement Committee may make administrative changes to the Plan;

WHEREAS, the Retirement Committee desires to amend the Plan to change the stability period with respect to the lump sum interest rate under section 417(e) of the Internal Revenue Code from one month to one year; and

WHEREAS, the Retirement Committee desires to amend the Plan to provide that employees on strike at the Cloquet location will receive credit for service while on strike.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective July 1, 2015, Section 1.2 of the Plan shall be amended by deleting subsection 1.2(2)(A) in its entirety and replacing it with the following:

“(A)	for such benefits payable on an annuity starting date occurring in Plan Years beginning before January 1, 2008, an interest rate equal to the annual rate of interest on 30-year Treasury securities or the generally accepted proxy therefore, in each case as specified by the Commissioner of the Internal Revenue Service for the full calendar month four (4) months prior to the month in which the annuity starting date occurs; for such benefits payable on an annuity starting date occurring on or after January 1, 2008 but before July 1, 2015, an interest rate equal to the “applicable interest rate” specified in Code Section 417(e)(3) for the full calendar month four (4) months prior to the month in which the annuity starting date occurs; for such benefits payable on an annuity starting date occurring on or after July 1, 2015 but before June 30, 2016, an interest rate equal to the lesser of the “applicable interest rate” specified in Code Section 417(e)(3) for the full calendar month four (4) months prior to (I) the month in which the annuity starting date occurs or (II) the Plan Year in which the annuity starting date occurs; and for such benefits payable on an annuity starting date occurring on or after July 1, 2016, an interest rate equal to the “applicable interest rate” specified in Code Section 417(e)(3) for the full calendar month four (4) months prior to the Plan Year in which the annuity starting date occurs; and”

2.	Effective July 1, 2015, Section 1.2(2) of the Plan shall be further amended by deleting the first sentence of the last paragraph, which begins “In the event the definition used….”

3.	Effective January 1, 2015, Section 2.8 shall be added to the Plan to read as follows:

“2.8	SERVICE CREDIT FOR EMPLOYEES ON STRIKE. With respect to a collectively bargained Employee at the Cloquet location who is on strike in 2015, Hours of Service and Credited Service under this Article II shall include periods while the Employee is on strike. Hours of Service shall be determined by assuming that the Employee continued working during the strike period at the Employee’s regularly scheduled working hours immediately before he or she went on strike. The service credited under this Section 2.7 shall not duplicate any other period of service otherwise credited under the Plan.”

IN WITNESS WHEREOF, the Retirement Committee has executed this Third Amendment on the 12th day of June, 2015.

RETIREMENT COMMITTEE OF THE MINERALS TECHNOLOGIES INC. RETIREMENT PLAN

By: /s/	Thomas J. Meek
Thomas J. Meek
Vice President and General Counsel
On behalf of the Retirement Committee